Exhibit 99.1
NEWS RELEASE

Contacts:
OSI Pharmaceuticals	Burns McClellan, Inc. (representing OSI)
Kathy Galante(investors/media)	Justin Jackson (media)
631-962-2000	Laura Siino (investors)
Kim Wittig (media)	(212) 213-0006
212-824-3204
OSI Pharmaceuticals Announces First Quarter 2006 Financial Results
MELVILLE, NY — May 8, 2006 — OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today its financial results for the Company’s first quarter ended March 31, 2006. The Company reported total revenues of $116.4 million for the first quarter of 2006, an increase of $97.4 million (or over 500%) compared to revenues of $19.1 million for the first quarter of 2005. The increase is primarily due to the growth in revenues arising from worldwide Tarceva ® (erlotinib) sales, and Macugen ® (pegaptanib sodium injection)-related revenue streams. Total worldwide net sales of Tarceva for the first quarter of 2006 were $133 million. Total U.S. Macugen sales were $51 million for the first quarter of 2006.
The Company reported a net loss of $17.9 million (or $0.31 per share) for three months ended March 31, 2006, a reduction of $14.6 million compared with a net loss of $32.5 million (or $0.64 per share) reported for the first quarter of 2005. On an adjusted basis, the Company reported net income of $2.8 million (or $0.05 income per share) for first quarter of 2006 compared to the net loss of $30.7 million (or $0.60 loss per share) for the first quarter of 2005.
Total revenues for the first quarter of 2006 are comprised of the following key items:
•	Net revenues from the unconsolidated joint business for Tarceva of $35.7 million, compared to $11.7 million in the first quarter of 2005, arising from the Company’s co-promotion arrangement with Genentech, Inc., the Company’s U.S. marketing collaborator for Tarceva. The net revenues are based on total U.S. Tarceva sales of $93 million, compared to $48 million in the first quarter of 2005;

•	Macugen sales in the U.S. and its territories of $51 million. The Company began recording Macugen sales in the fourth quarter of 2005 following completion of the Eyetech Pharmaceuticals, Inc. acquisition;

•	Royalty revenues of $8.0 million compared to $83,000 in the first quarter of 2005 from Roche, the Company’s international partner for Tarceva. The royalty revenues
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are based on total rest of world sales of $40 million, compared to $397,000 in the first quarter of 2005;

•	Sales commissions of $7.1 million related to oncology sales of Novantrone. As previously communicated, future commissions are expected to decline as a result of the Novantrone patent expiration in April 2006 and the entry of generic competition in the market place;

•	License, milestone and other revenues of $8.8 million compared with $286,000 in the first quarter of 2005, comprising primarily of milestone payments received related to worldwide non-exclusive licensing agreements under the Company’s DP-IV patent portfolio covering the use of DP-IV inhibitors for treatment of type 2 diabetes and related indications; and

•	Collaborative program revenues of $5.9 million from Pfizer Inc. for its share of development costs for Macugen.
On a GAAP basis, total operating expenses for the first quarter of 2006 were $133.0 million, an increase of $78.8 million compared to $54.2 million for last year’s first quarter. Cost of goods sold increased $23.1 million from $423,000 to $23.6 million in the prior year period and are associated with the supply of both Macugen and Tarceva. Pfizer’s share of U.S. sales of Macugen was $20.5 million and is shown in operating expenses for the first quarter of 2006 as a new expense compared to the first quarter of 2005 following the completion of the Eyetech acquisition. Research and development expense increased by $16.7 million to $43.7 million and includes both transitional and on-going Eyetech research and development expense and increased expenditures on the collaborative Tarceva development program with Genentech and Roche. Selling, general and administration expenses increased $17.3 million to $40.3 million primarily driven by the expenses associated with the Company’s eye disease commercial organization. On an adjusted basis, operating expenses were $112.3 million and $52.4 million for the first quarter of 2006 and 2005, respectively, and exclude purchase accounting adjustments, merger-related costs, and certain other significant items. For the first quarter of 2006, both GAAP and adjusted basis expenses include $3.0 million of expense related to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments.”
The accompanying table details the charges excluded in the calculation of the Company’s adjusted amounts above, consisting of purchase accounting adjustments, merger related costs and other significant items. Management believes that these charges are not reflective of the Company’s normal on-going operations. The adjusted financial results can assist in making meaningful period-over-period comparisons and in identifying operating trends that could otherwise be masked or distorted by the items subject to the adjustments. Management uses the adjusted results internally to evaluate the performance of the business, including the allocation of resources as well as the planning and forecasting of future periods and believes these results are useful to others in analyzing operating performance and trends of the Company. A reconciliation to reported U.S. GAAP amounts is provided in the table accompanying this report. The adjusted amounts are not, and should not be viewed as, substitutes for U.S. GAAP amounts.

Conference Call
OSI will host a conference call reviewing the Company’s financial results, product portfolio and business developments on May 9, 2006 at 8:00AM (Eastern Time). To access the live webcast or the fourteen-day archive via the Internet, log on to www.osip.com. Please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1- 800-289-0572 (U.S.) or 1-913-981-5543 (international) to participate in the call. Telephone replay is available approximately two hours after the call through May 26, 2006. To access the replay, please call 1- 888-203-1112 (U.S.) or 1-719-457-0820 (international). The conference ID number is 4930642.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen® (pegaptanib sodium injection) is approved in the United States and Europe for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc. For additional information about OSI, please visit http://www.osip.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
	Unaudited	Unaudited
Revenues:
Net revenue from unconsolidated joint business	$35,655	$11,721
Product sales	50,894	348
Royalties on product sales	8,033	83
Sales commissions	7,138	6,629
License, milestone and other revenues	8,777	286
Collaborative agreement revenues	5,945	—

Total revenues	116,442	19,067

Expenses:
Cost of goods sold	23,556	423
Collaborative profit share	20,454	—
Research and development	43,681	26,949
Selling, general and administrative	40,313	23,031
Amortization of intangibles	4,974	3,803

Total expenses	132,978	54,206

Loss from operations	(16,536)	(35,139)

Other income (expense):
Investment income — net	1,484	4,037
Interest expense	(1,851)	(1,219)
Other expense — net	(952)	(183)

Net loss	$(17,855)	$(32,504)

Basic and diluted net loss per common share	$(0.31)	$(0.64)

Weighted average shares of common stock outstanding	56,815	51,096

Condensed Consolidated Balance Sheet
(In thousands)

	March 31,	December 31,
	2006	2005 *
	Unaudited
Cash and investments securities (including restricted investments)	$163,709	$179,606

Total assets	$1,029,644	$1,058,582

Total stockholders’ equity	$568,740	$578,466

*	Condensed from auditied financial statements.

OSI Pharmaceuticals, Inc. and Subsidiaries
Reconciliation From Reported Net Loss and Reported Loss Per Share to Adjusted Diluted Loss Per Share
Unaudited
(In thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Reported Net loss	$(17,855)	$(32,504)
Purchase accounting adjustments	15,687	—
Merger related costs	2,650	—
Other significant items	2,365	1,780

Adjusted net income (loss)	$2,847	$(30,724)

Reported basic and diluted loss per common share	$(0.31)	$(0.64)
Purchase accounting adjustments	0.27	—
Merger related costs	0.05	—
Other significant items	0.04	0.04

Adjusted basic and diluted income (loss) per common share	$0.05	$(0.60)

Adjusted net income (loss) and adjusted diluted per share shown above include the following:	Three Months Ended March 31,
	2006	2005
Purchase accounting adjustments:
Sale of acquired inventory written up to fair value (a)	$11,161	$—
Intangible amortization (b)	4,526	—

Total purchase accounting adjustments	15,687	—

Merger related costs:
Restructuring costs (c)	2,650	—

Total merger related costs	2,650	—

Other significant items:
Facility related restructuring charges (d)	2,365	1,780

Total other significant items	2,365	1,780

Total adjustments	$20,702	$1,780

(a)	Represents the excess of the fair value over historical cost related to the sale of Macugen inventory written up to fair value in the acquisition of Eyetech Pharmaceuticals, Inc.

(b)	Represents the amortization of the Macugen intangible assets recognized with the acquisition of Eyetech Pharmaceuticals, Inc.

(c)	Represents a charge for severance related to planned Eyetech workforce reductions ($1,935 included in R&D and $715 included in SG&A).

(d)	Represents facility restructuring charges included in SG&A for the three months ended March 2006 and 2005.
Reconciliation of adjusted operating expenses included in the text of this press release.
Adjusted operating expenses of $112,276 for the first quarter of 2006 excludes from the reported expenses of $132,978 the $20,702 of adjustments shown above. Adjusted operating expenses of $52,426 for first quarter of 2005 excludes from the reported expenses of $54,206 the $1,780 adjustment shown above.